EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Announces Agreement

with TPG for Financing Solution of Double E Pipeline

The Woodlands, Texas (December 30, 2019) – Summit Midstream Partners, LP (NYSE: SMLP) announced today that it has entered into agreements with TPG, a global alternative asset firm (“TPG”), for the purchase of up to $80 million of redeemable, preferred interests in Summit Permian Transmission Holdco, LLC (“Permian Holdco”), a newly created, unrestricted subsidiary of SMLP that indirectly owns SMLP’s 70% interest in Double E Pipeline, LLC (“Double E”).  In connection with the transaction, TPG will fund the next $80 million of Permian Holdco’s capital calls associated with Double E. The investment by TPG will be made by TPG Energy Solutions (“TES”), the firm’s energy-specific structured equity vehicle.

Upon receipt of Double E’s Federal Energy Regulatory Commission (“FERC”) 7(c) certificate, which is expected in the third quarter of 2020, SMLP plans to raise a non-recourse commercial bank financing to fund the substantial majority of the SMLP’s remaining capital obligations.  In total, SMLP expects that the preferred equity financing and the bank financing will cover more than 70% of SMLP’s $350 million funding obligation associated with Double E.

Permian Holdco will pay a quarterly distribution rate of 7% on the outstanding preferred units and has the option to pay this distribution in-kind during the construction period.  In addition, Permian Holdco and TPG have agreed to certain features that allow Permian Holdco to issue, and TPG to purchase, up to an additional $60 million of preferred units, under the same terms and conditions.

Permian Holdco has the right to optionally redeem TPG’s preferred interests at any time in whole or in part for cash over the next seven years, subject to a predetermined redemption price.  SMLP will continue to lead the development, permitting, and construction of Double E, and will operate the pipeline upon commissioning.

Heath Deneke, President and Chief Executive Officer of SMLP commented, “We are excited to announce this new partnership with TPG, together with an attractive financing plan for Double E. TPG’s commitment to fund the next $80 million of Summit’s Double E capital commitment creates significant financial flexibility and is a credit enhancing transaction for SMLP. This transaction enables SMLP to shift a significant amount of upcoming Double E capital to third parties, thus freeing up cash in the near term to focus on strengthening SMLP’s balance sheet, while moving the project forward.  Further, we have preserved our upside to Double E economics, given our option to redeem the preferred interests at any time.”

“Leveraging our expertise in the energy sector, TES seeks to provide structured capital solutions for high-quality midstream companies looking to finance the development of top tier, high growth projects,” said Christopher Ortega, Partner at TPG. “Double E is an excellent fit for this mandate. We are excited by the strategic positioning of the pipeline, its expanding blue-chip customer base, and the strong team and stakeholder group in place. We look forward to being part of the next phase of development.”

Double E is developing a 1.35 Bcf/d natural gas transmission pipeline that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. Double E has secured 10-year take-or-pay volume commitments for a substantial majority of its initial throughput capacity.  Double E filed its section FERC 7(c) certificate in July 2019, and estimates a third quarter of 2021 in-service date, assuming timely receipt of the requisite regulatory approvals.

About Summit Midstream Partners, LP

SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken

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and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado.  SMLP has an equity investment in and operates Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas.  SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio.  SMLP is headquartered in The Woodlands, Texas.

About TPG

TPG is a leading global alternative asset firm founded in 1992 with more than $119 billion of assets under management and offices in Austin, Beijing, Boston, Dallas, Fort Worth, Hong Kong, Houston, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, San Francisco, Seoul, and Singapore. TPG’s investment platforms are across a wide range of asset classes, including private equity, growth equity, real estate, credit, and public equity. TPG aims to build dynamic products and options for its investors while also instituting discipline and operational excellence across the investment strategy and performance of its portfolio. For more information, visit www.tpg.com.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2019, and as amended and updated from time to time. Any forward-looking statements in this press release, including forward-looking statements regarding 2019 financial guidance or financial or operating expectations for 2019, are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SMLP Contact:  Blake Motley, Vice President of Strategy and Head of Investor Relations, 832-930-7539, ir@summitmidstream.com

TPG Contact: Luke Barrett, 415-743-1550, media@tpg.com

SOURCE: Summit Midstream Partners, LP

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